Exhibit 10.2
TEKELEC
2006 Officer Bonus Plan
Tekelec (“Tekelec” or the “Company”) believes that a portion of each officer’s annual compensation should be directly related to the Company’s financial performance. The 2006 Officer Bonus Plan (“2006 Bonus Plan”) is designed to motivate Tekelec’s officers and to reward them for their continuing contributions to the Company’s business if the Company achieves certain financial results in 2006. The Company believes that the achievement of these results is essential for the Company’s success and for the continued growth in shareholder value. The effective date of the 2006 Bonus Plan is November 3, 2006 (the “Effective Date”).
2006 Bonus Plan
Each Eligible Officer (as defined below), by virtue of his or her continuing employment with Tekelec, will be eligible to receive:
(i)	a bonus (“2006 2H Bonus”) based on the Company’s financial performance as measured by the degree to which the Company attains a pre-set, Board of Directors’ approved, operating income before bonus goal for the second half of 2006; and

(ii)	an annual bonus (“Annual Bonus”) based on the Company’ achievement of earnings per share for the year ending December 31, 2006.
The calculation of each Eligible Officer’s 2006 2H Bonus will be determined in part based on the Company’s financial performance from continuing operations on a consolidated basis.
The 2006 2H Bonus and Annual Bonus payable to an Eligible Officer will be calculated as a percentage of such officer’s annual base salary of record in effect as of December 31, 2006, except that an Eligible Officer’s actual 2006 earnings will be used to calculate his/her 2006 2H Bonus and Annual Bonus if (i) he/she has become an Eligible Officer after the Effective Date, (ii) there has been a change after the Effective Date in such Officer’s applicable bonus percentage set forth in the Bonus Participation Table below, or (iii) an Eligible Officer is on a leave of absence in excess of 30 days during the second half of 2006. In determining an Eligible Officer’s annual base salary of record or actual earnings, certain compensation and payments (e.g., reimbursement for moving expenses, bonus payments received under the 2005 Bonus Plan, stock option or other equity incentive compensation, discretionary bonuses, disability benefits, sign-on bonuses, vacation cash outs, on call pay, and similar payments) shall be excluded.
Eligible Officers
Set forth below are the officers who are designated as Eligible Officers for purposes of the 2006 Bonus Plan and who, as such, shall be eligible to participate in the 2006 Bonus Plan (all titles are positions with Tekelec unless otherwise specified):
Eligible Officers
Chief Executive Officer & President
Executive Vice President, Global Business Group Solutions
Senior Vice President & Chief Financial Officer
Senior Vice President, Corporate Affairs & General Counsel
President & General Manager, NSG
President & General Manager, SSG
President & General Manager, CSSG
Chief Strategy & Corporate Development Officer
Senior Vice President, Global Marketing

Senior Vice President, Human Resources
Senior Vice President, Operations
VP, Corporate Controller & Chief Accounting Officer
Deputy General Counsel
A person appointed as an officer of the Company after the Effective Date shall be eligible to participate in the 2006 Bonus Plan if he/she is expressly designated as an Eligible Officer under the 2006 Bonus Plan pursuant to a duly adopted Board of Directors’ resolution. An Eligible Officer whose title changes after the Effective Date shall be entitled to participate in the 2006 Bonus Plan on the same terms and conditions as applied immediately prior to such title change unless either (i) the terms and conditions of such Eligible Officer’s participation in the 2006 Bonus Plan are changed pursuant to a duly adopted Board of Directors’ resolution; or (ii) the new title is listed as an Eligible Officer in the Eligible Officer table set forth above in which case such Officer shall participate at the bonus participation level corresponding to such new title.
In order to earn and be eligible to receive a 2006 2H Bonus or an Annual Bonus, an Eligible Officer must be employed by Tekelec or one of its subsidiaries as an Eligible Officer on the date on which such bonuses are paid, unless such requirement is waived in writing by the Company’s Chief Executive Officer in the case of an Eligible Officer other than the Chief Executive Officer, or by a duly adopted resolution of the Board of Directors in the case of any Eligible Officer, including the Chief Executive Officer. An Eligible Officer who is on an approved leave of absence from the Company during the second half of 2006 will, for purposes of determining eligibility under the 2006 Bonus Plan, be treated as being employed by the Company during such leave of absence.
2006 2H Bonus
The Company’s consolidated operating income from continuing operations before 2006 2H Bonus, Annual Bonus and 2006 employee bonuses (as adjusted to exclude the effects of equity incentive compensation expenses, restructuring charges, impairment charges, acquisition-related amortization and other M&A-related charges or income, and similar charges or income) for the second half of 2006 (“Adjusted Operating Income before Bonus”) will be the financial measure for calculating 2006 2H Bonuses. If any of the Company’s existing business units becomes a discontinued operation prior to January 1, 2007, then the Adjusted Operating Income before Bonus amounts may be amended by the Board of Directors in its sole discretion.
The amount of an Eligible Officer’s 2006 2H Bonus will be calculated by multiplying (i) the product of such Eligible Officer’s annual base salary of record on December 31, 2006 (or 2006 actual earnings, if applicable) and the applicable 2006 2H Bonus Percentage listed opposite such Officer’s title in the Bonus Participation Table below by (ii) the applicable Bonus Factor (as determined in accordance with the 2006 2H Bonus matrix set forth in Schedule A attached hereto). Stated mathematically, the amount of the 2006 2H Bonus payable to an Eligible Officer equals ((AxB)xC), where A = an Eligible Officer’s annual base salary of record (or 2006 actual earnings, if applicable); B = the applicable Bonus Percentage for such Eligible Officer; and C = the applicable Bonus Factor.
The amount of the Company’s Adjusted Operating Income before Bonus for the second half of 2006 will determine the applicable Bonus Factor. The Board of Directors has supplementally approved levels of Adjusted Operating Income before Bonus for purposes of Schedule A. As indicated on Schedule A, minimum Adjusted Operating Income before Bonus will result in a Bonus Factor of 10%, while greater amounts of Adjusted Operating Income before Bonus will result in higher Bonus Factors as set forth in Schedule A. There will be a linear increase in the percentage amount of the Bonus Factor if the amount of Adjusted Operating Income before Bonus falls between any two amounts. If Adjusted Operating Income before Bonus exceeds the maximum amount on Schedule A for the second half of 2006, the Bonus Factor will be calculated in accordance with the formula set forth in Schedule A.

Except as otherwise provided herein, the 2006 2H Bonus will be payable in one lump sum (subject to applicable withholding taxes and other applicable deductions) within 30 days after the Company’s consolidated financial results for 2006 are publicly announced. An Eligible Officer who is on an approved leave of absence from the Company on the date on which 2006 2H Bonuses are paid by the Company and thereafter returns to active status as an Eligible Officer upon the end of such leave of absence, will be paid the 2006 2H Bonus to which he/she is otherwise entitled within 30 days following his/her return to active status as an Eligible Officer. An Eligible Officer who is on an approved leave of absence from the Company on the date on which the 2006 2H Bonuses are paid by the Company and thereafter fails to return to active status as an Eligible Officer upon the end of such leave of absence, will not be eligible to receive a 2006 2H Bonus.
Annual Bonuses
The Company’s earnings per share for the year ending December 31, 2006 will be the financial measure for the Annual Bonus and will be calculated based on the Company’s Adjusted Operating Income before Bonus as defined above. If any of the Company’s existing business units becomes a discontinued operation prior to January 1, 2007, then the earnings per share amounts set forth in Schedule A may be amended by the Board of Directors in its sole discretion.
The amount payable as an Annual Bonus to an Eligible Officer will be calculated by multiplying (i) the product of such Officer’s annual base salary of record as of December 31, 2006 (or 2006 actual earnings, if applicable), and the applicable Annual Bonus Percentage listed opposite such Officer’s title in the Bonus Participation Table below by (ii) the applicable EPS factor set forth on Schedule A.
Except as otherwise provided herein, the Annual Bonus will be payable in one lump sum (subject to applicable withholding taxes and other applicable deductions) within 30 days following the date on which the Company’s consolidated financial results are publicly announced. An Eligible Officer who is on an approved leave of absence from the Company on the date on which Annual Bonuses are paid by the Company and thereafter returns to active status as an Eligible Officer upon the end of such leave of absence, will be paid an Annual Bonus to which he/she is otherwise entitled within 30 days following his/her return to active status as an Eligible Officer. An Eligible Officer who is on an approved leave of absence from the Company on the date on which Annual Bonuses are paid by the Company and thereafter fails to return to active status as an Eligible Officer upon the end of such leave of absence, will not be eligible to receive an Annual Bonus.
Bonus Participation Levels
For purposes of determining an Eligible Officer’s 2006 2H Bonus or Annual Bonus under the 2006 Bonus Plan, the 2006 2H Bonus Percentages and the Annual Bonus Percentages for the Eligible Officers shall be as follows:
Bonus Participation Table

	2006	Annual
	2H Bonus	Bonus
Title	Percentage	Percentage
Chief Executive Officer & President	55.0%	25%
Executive Vice President, Global Business Group Solutions	39.6	18
Senior Vice President & Chief Financial Officer	35.2	16
Senior Vice President & General Counsel	30.8	14
President & General Manager, NSG	30.8	14
President & General Manager, SSG	30.8	14
President & General Manager, CSSG	30.8	14
Chief Strategy & Corporate Development Officer	28.6	13
Senior Vice President, Global Marketing	22.0	10
Senior Vice President, Human Resources	22.0	10
Senior Vice President, Operations	22.0	10
VP, Corporate Controller & Chief Accounting Officer	22.0	10
Deputy General Counsel	22.0	10

Discretionary Bonuses:
In addition to 2006 2H and annual bonuses payable under the 2006 Bonus Plan, discretionary bonuses may also be paid by the Company, but only upon the express approval of the Board of Directors in its sole discretion.
All references to the Board of Directors in the 2006 Bonus Plan are to the independent members of the Company’s Board of Directors.
* * * *

Schedule A
2006 2H BONUS

		Adjusted Operating Income
	Bonus Payout	before Bonus
	Percentage (1)	(in thousands)	Bonus Factor
Maximum	40%	(2), (3)	64%
	39	(3)	58
	38	(3)	52
	37	(3)	47
	37	(3)	43
	35	(3)	36
	35	(3)	29
	33	(3)	24
	33	(3)	20
	33	(3)	17
	30	(3)	12
Minimum	30	(3)	10

ANNUAL BONUS

EPS	EPS Factor
(4)	25%
(4)	50
(4)	75
(4)	100

(1)	This percentage represents the ratio of (a) the aggregate amount payable to the Company’s employees, including officers, as bonuses for the second half of 2006, to (b) the Company’s 2006 Adjusted Operating Income before Bonus.

(2)	If the Company’s 2006 Adjusted Operating Income before Bonus exceeds this amount, then the rate of 40% will be used for purposes of determining the amount of Adjusted Operating Income before Bonus in excess of this amount allocated to the payment of 2006 bonuses to the Company’s employees, including officers. The applicable Bonus Factor for Eligible Officers will be calculated by dividing the aggregate bonus pool amount (i.e., Adjusted Operating Income before Bonus multiplied by 40%) by $14,000,000.

(3)	The Board of Directors has supplementally established levels of Adjusted Operating Income before Bonus for purposes of this Schedule A.

(4)	The Board of Directors has supplementally established ranges of EPS for purposes of this Schedule A.